FOR IMMEDIATE RELEASE                                            SCOTT J. DUNCAN
                                                                 FX Energy, Inc.
November 30, 2005                                 3006 Highland Drive, Suite 206
                                                      Salt Lake City, Utah 84106
                                               (801) 486-5555 Fax (801) 486-5575
                                                                www.fxenergy.com

                FX Energy Updates Drilling Status on Poland Wells

Salt Lake City, November 30, 2005 - FX Energy, Inc. (Nasdaq: FXEN) reported that the Lugi-1 well in the Company's Fences I project area has casing set and cemented through the Zechstein section and coring operations to test a planned Rotliegend sandstone target reservoir will commence in about one week once preparatory operations are complete.

The Sroda-5 well drilling in the Company's Fences II project area has casing set to the top of the Zechstein section. The Zechstein will be drilled, cased and cemented before coring of the Rotliegend sandstone target reservoir will begin. The Zechstein is projected to be approximately 610 meters (2,000 feet) thick in the Sroda-5 well.

The Polish Oil and Gas Company is the operator of the Lugi-1 and Sroda-5 wells and owns 51%. FX Energy owns a 49% interest.

The Company also reported that a drilling contract will be signed for the Drozdowice-1 well in the Company's Fences III project area in approximately two weeks. Road building and site preparation will be done during December and drilling operations are planned to begin during January 2006. The Drozdowice-1 well is the Company's first well in the Fences III project area where FX Energy holds a 100% interest and is the operator.

About FX Energy
---------------

FX Energy, Inc. is a technology-driven E&P company, with a large land position, very large low-cost reserve potential, an active drilling program and financial strength to fund current exploration. The Company holds exploration rights to over 1.7 million acres in western Poland's Permian Basin. The Permian Basin's gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England, and represents a largely untapped source of potentially significant gas reserves. FX Energy is exploiting this untapped potential in the belief that it can create substantial growth in oil and gas reserves and cash flows for its stockholders. The Company trades on the Nasdaq National Market under the symbol FXEN.

                           ___________________________

For a discussion of the contingencies and uncertainties to which information respecting future events is subject, see FX Energy's SEC reports or visit FX Energy's website at www.fxenergy.com. This release contains forward-looking statements. Forward-looking statements are not guarantees of future drilling or other exploration or development results, the actual presence or recoverability of estimated reserves, the ability to establish reserves equal to the potential of exploration targets, production amounts or revenues, construction costs or schedules or similar matters. Forward-looking statements are subject to risks and uncertainties outside FX Energy's control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's other SEC reports.